EXHIBIT 3.1.6

Certificate of Amalgamation	Certificat de fusion

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

MDC Partners Inc.
Corporate name / Dénomination sociale

848895-9
Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.	JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Marcie Girouard
Director / Directeur

2013-07-01
Date of Amalgamation (YYYY-MM-DD)
Date de fusion (AAAA-MM-JJ)